EXHIBIT 15

AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Aurora Oil & Gas Corporation
Traverse City, Michigan

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Aurora Oil & Gas Corporation and subsidiaries for the three month and nine month periods ended September 30, 2006 and 2005, and have issued our report dated November 13, 2006. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 is incorporated by reference in Registration Statement No. 333-134119 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of that Act.

RACHLIN COHEN & HOLTZ LLP

Miami, Florida
November 13, 2006